Exhibit 4.6


                                $300,000,000



                            TERM LOAN AGREEMENT



                                dated as of


                              October 27, 1999



                                   among


                           Rite Aid Corporation,


                        The Banks from time to time
                               parties hereto

                                    and

                 Morgan Guaranty Trust Company of New York,
                          as Administrative Agent



                    ------------------------------------




                         JP Morgan Securities Inc.,
                       Lead Arranger and Book Runner




                             TABLE OF CONTENTS 1

                              ---------------

                                                               PAGE

                                 ARTICLE 1
                                DEFINITIONS

SECTION 1.01.  Definitions.......................................1
SECTION 1.02.  Accounting Terms and Determinations..............16
SECTION 1.03.  Other Definitional Provisions....................16

                                 ARTICLE 2
                                THE CREDITS

SECTION 2.01.  Initial Outstandings.............................17
SECTION 2.02.  Notes............................................17
SECTION 2.03.  Maturity of Loans................................18
SECTION 2.04.  Interest Rates...................................18
SECTION 2.05.  Method of Electing Interest Rates................19
SECTION 2.06.  Reduction Events; Mandatory Prepayments..........21
SECTION 2.07.  Optional Prepayments.............................22
SECTION 2.08.  General Provisions as to Payments................23
SECTION 2.09.  Funding Losses...................................24
SECTION 2.10.  Computation of Interest..........................24
SECTION 2.11.  Regulation D Compensation........................24

                                 ARTICLE 3
                                 CONDITIONS

SECTION 3.01.  Effectiveness....................................25

                                 ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Corporate Existence and Power....................26
SECTION 4.02.  Corporate and Governmental Authorization; No
               Contravention....................................26
SECTION 4.03.  Binding Effect...................................26
SECTION 4.04.  Financial Information............................26
SECTION 4.05.  Full Disclosure..................................27
SECTION 4.06.  Litigation.......................................27
SECTION 4.07.  Compliance with ERISA............................28
SECTION 4.08.  Taxes............................................28
SECTION 4.09.  Subsidiaries.....................................28
SECTION 4.10.  Environmental Matters............................28
SECTION 4.11.  Year 2000 Compliance.............................29
SECTION 4.12.  Pledge Agreements................................29

                                 ARTICLE 5
                                 COVENANTS

SECTION 5.01.  Information......................................29
SECTION 5.02.  Payment of Obligations...........................32
SECTION 5.03.  Maintenance of Property; Insurance...............32
SECTION 5.04.  Conduct of Business and Maintenance of Existence.32
SECTION 5.05.  Compliance with Laws.............................33
SECTION 5.06.  Inspection of Property, Books and Records........33
SECTION 5.07.  Restriction on Other Agreements..................33
SECTION 5.08.  Restriction on Debt of Subsidiaries..............33
SECTION 5.09.  Restriction on Sales with Leases Back............34
SECTION 5.10.  Restriction on Liens.............................34
SECTION 5.11.  Capital Expenditures.............................36
SECTION 5.12.  Capitalization Leverage Ratio....................36
SECTION 5.13.  Limitation on Debt...............................36
SECTION 5.14.  Fixed Charge Coverage............................36
SECTION 5.15.  Limitation on Investments and Acquisitions.......37
SECTION 5.16.  Consolidations, Mergers and Sales of Assets......38
SECTION 5.17.  Use of Proceeds..................................38
SECTION 5.18.  Restricted Payments..............................38
SECTION 5.19.  Synthetic Leases.................................38

                                 ARTICLE 6
                                  DEFAULTS

SECTION 6.01.  Events of Default................................38
SECTION 6.02.  Notice of Default................................41

                                 ARTICLE 7
                          THE ADMINISTRATIVE AGENT

SECTION 7.01.  Appointment and Authorization....................41
SECTION 7.02.  Administrative Agent and Affiliates..............41
SECTION 7.03.  Action by Administrative Agent...................41
SECTION 7.04.  Consultation with Experts........................41
SECTION 7.05.  Liability of Administrative Agent................42
SECTION 7.06.  Indemnification..................................42
SECTION 7.07.  Credit Decision..................................42
SECTION 7.08.  Successor Administrative Agent...................42
SECTION 7.09.  Administrative Agent's Fees......................43

                                 ARTICLE 8
                          CHANGE IN CIRCUMSTANCES

SECTION 8.01.  Basis for Determining Interest Rate Inadequate
               or Unfair........................................43
SECTION 8.02.  Illegality.......................................44
SECTION 8.03.  Increased Cost and Reduced Return................44
SECTION 8.04.  Taxes............................................46
SECTION 8.05.  Base Rate Loans Substituted for Affected
               Euro-Dollar Loans................................47

                                 ARTICLE 9
                               MISCELLANEOUS

SECTION 9.01.  Notices..........................................48
SECTION 9.02.  No Waivers.......................................48
SECTION 9.03.  Expenses; Indemnification........................49
SECTION 9.04.  Sharing of Set-Offs..............................49
SECTION 9.05.  Amendments and Waivers...........................50
SECTION 9.06.  Successors and Assigns...........................50
SECTION 9.07.  Governing Law; Submission to Jurisdiction........52
SECTION 9.08.  Counterparts.....................................52
SECTION 9.09.  WAIVER OF JURY TRIAL.............................52



Pricing Schedule
Exhibit A  -Note
Exhibit B  -Assignment and Assumption Agreement



                            TERM LOAN AGREEMENT


      AGREEMENT dated as of October 27, 1999 among RITE AID CORPORATION, the BANKS from time to time parties hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent.


                                 RECITALS:


      A. The Borrower (as this and other capitalized terms used in these recitals but not defined in these recitals are defined in Section 1.01 below) is indebted to Morgan in the principal amount of $300,000,000, which indebtedness is evidenced by the Borrower's Demand Promissory Note dated June 16, 1999 (the "ORIGINAL DEMAND NOTE"), certain of the terms of which were modified pursuant to a letter agreement dated October 25, 1999 between the Borrower and Morgan (the "LETTER AGREEMENT", and the Original Demand Note, as modified by the Letter Agreement, the "DEMAND NOTE").

      B. Pursuant to the Letter Agreement, the Borrower has agreed to enter into this Agreement so as to, among other things, facilitate assignments of the indebtedness evidenced by the Demand Note;

      C. The parties intend that, on and after the Effective Date, the Demand Note shall be superseded by the terms of this Agreement and the Notes issued hereunder, and that the indebtedness evidenced and governed by the Demand Note shall on and after the Effective Date be evidenced and governed by this Agreement and the Notes.

      Therefore, the parties hereto agree as follows:

                                 ARTICLE 1
                                DEFINITIONS

      SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

      "ADMINISTRATIVE AGENT" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks under the Loan Documents, and its successors in such capacity.

      "ADMINISTRATIVE QUESTIONNAIRE" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

      "APPLICABLE LENDING OFFICE" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

      "ASSET SALE" means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any asset, but excluding (i) any sale, lease or other disposition by PCS or any of its Subsidiaries, (ii) the sale or other disposition of capital stock of PCS (or of any non-cash proceeds thereof), (iii) dispositions of inventory, cash, cash equivalents and other cash management investments and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business, (iv) dispositions to the Borrower or a Wholly-Owned Consolidated Subsidiary, (v) any Sale and Leaseback Transaction and (vi) sales of accounts receivable pursuant to the Rite Aid Funding LLC receivables securitization facility in existence on the date hereof, or any successor receivables securitization facility, if and to the extent that the amount of financing available thereunder is not increased above that available on the date hereof.

      "ASSIGNEE" has the meaning set forth in Section 9.06(c).

      "ATTRIBUTABLE DEBT" means, as to any particular Sale and Leaseback Transaction under which the Borrower or any Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined (i) in the case of any such transaction involving a Capital Lease, the amount on such date of the Capital Lease Obligation thereunder, or (ii) in the case of any other Sale and Leaseback Transaction, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate of 14% per annum. The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges.

      "BANK" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

      "BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

      "BASE RATE LOAN" means a Loan that bears interest at a rate per annum, based on the Base Rate pursuant to the Notice of Borrowing, a Notice of Interest Rate Election, the last sentence of Section 2.05(a) or Article 8.

      "BASE RATE MARGIN" has the meaning specified in the Pricing
Schedule.

      "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

      "BORROWER" means Rite Aid Corporation, a Delaware corporation, and its successors.

      "BORROWER'S 1999 FORM 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended February 27, 1999, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

      "BUSINESS ACQUISITION" means (i) an Investment by the Borrower or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than the Borrower or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person.

      "CAPITAL LEASE" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet; and "CAPITAL LEASE OBLIGATION" means the amount of the liability so capitalized in respect of a Capital Lease.

      "CAPITAL MARKETS TRANSACTION" means the receipt by the Borrower or a Subsidiary of proceeds of (a) an issuance in the public or private capital markets of long-term debt securities, of equity securities or of equity-linked (e.g., trust preferred) securities (other than the LPG Transaction), (b) a Sale and Leaseback Transaction (other than a Sale and Leaseback Transaction (i) between the Borrower and a Wholly-Owned Consolidated Subsidiary or between Wholly- Owned Consolidated Subsidiaries or (ii) entered into in respect of property acquired by the Borrower or a Subsidiary if such Sale and Leaseback Transaction is entered into within 24 months from the date of such acquisition) or (c) bank borrowings under facilities entered into after the date hereof, to the extent the aggregate incremental financing available thereunder exceeds $200,000,000.

      "COLLATERAL" means collateral subject to the Collateral
Documents.

      "COLLATERAL DOCUMENTS" means the Pledge Agreements, any additional pledge agreements required to be delivered pursuant to the Loan Documents and any other instruments or agreements executed pursuant to the foregoing.

      "COMMITMENT SCHEDULE" means the Schedule attached hereto identified as such.

      "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate amount of expenditures by the Borrower and its Consolidated Subsidiaries for plant, property and equipment during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment), but excluding any such expenditures made (i) for the replacement or restoration of assets to the extent financed by condemnation awards or proceeds of insurance received with respect to the loss or taking of or damage to the asset or assets being replaced or restored and (ii) for assets acquired to the extent financed by a Sale and Leaseback Transaction permitted by Section 5.09.

      "CONSOLIDATED DEBT" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

      "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income for such period, plus (a), to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Charges, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments, (v) store closing expenses and (vi) any other nonrecurring charge to the extent such nonrecurring charge does not involve any cash expenditure during such period, less (b), to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) any cash expenditure during such period in connection with which a nonrecurring charge was taken in any prior period and (ii) LIFO Adjustments.

      "CONSOLIDATED INTEREST CHARGES" means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Borrower and its Consolidated Subsidiaries during such period.

      "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (exclusive of (a) extraordinary items of gain or loss, (b) any gain or loss in connection with any sale of assets other than sales of inventory in the ordinary course of business, but in the case of loss only to the extent that such loss does not involve any cash expenditure during such period and (c) the Borrower's share of the net income (or loss) of drugstore.com), determined on a consolidated basis for such period.

      "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after deducting therefrom (i) all liabilities and liability items, including amounts in respect of obligations or guarantees of obligations under leases, which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

      "CONSOLIDATED NET WORTH" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date; provided that such consolidated stockholders' equity shall be adjusted to exclude the effect of items which have been excluded from Consolidated Net Income for any period commencing after August 28, 1999 by reason of the parenthetical phrase contained in the definition of such term. Consolidated Net Worth includes the Borrower's 8% Convertible Pay-In-Kind Preferred Stock.

      "CONSOLIDATED RENT" means, for any period, the consolidated rental expense of the Borrower and its Consolidated Subsidiaries for such period, and including in any event rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period.

      "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

      "CREDIT EXPOSURE" means, with respect to any Bank, the aggregate outstanding principal amount of such Bank's Loans.

      "DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,
(v) all non-contingent obligations (and, for purposes of Section 5.10 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and
(vii) all Debt of others Guaranteed by such Person.

      "DEMAND NOTE" has the meaning set forth in the recitals hereto.

      "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

      "DERIVATIVES OBLIGATIONS" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

      "DOMESTIC BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

      "DOMESTIC LENDING OFFICE" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

      "DRUGSTORE.COM" means drugstore.com, inc., a Delaware corporation, and its successors.

      "DRUGSTORE.COM PLEDGE AGREEMENT" means the drugstore.com Pledge Agreement dated as of October 25, 1997 between the Borrower and Morgan Guaranty Trust Company of New York, as agent thereunder.

      "EFFECTIVE DATE" means the date this Agreement becomes effective in accordance with Section 3.01.

      "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

      "ERISA GROUP" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

      "EURO-DOLLAR BUSINESS DAY" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

      "EURO-DOLLAR LENDING OFFICE" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

      "EURO-DOLLAR LOAN" means a Loan that bears interest at a Euro-Dollar Rate pursuant to a Notice of Interest Rate Election.

      "EURO-DOLLAR MARGIN" has the meaning specified in the Pricing
Schedule.

      "EURO-DOLLAR RATE" means a rate of interest determined pursuant to
Section 2.04(b) on the basis of a London Interbank Offered Rate.

      "EURO-DOLLAR RESERVE PERCENTAGE" has the meaning set forth in Section
2.11.

      "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

      "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Administrative Agent.

      "FIXED CHARGE COVERAGE RATIO" means at any date, the ratio of (i) Consolidated EBITDA plus Consolidated Rent to (ii) Consolidated Interest Charges plus Consolidated Rent, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

      "FUNDED DEBT" means any Debt maturing more than one year after the date of determination thereof and any Debt, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such Debt, which would, in accordance with generally accepted accounting practice, be classified as funded debt but shall not include:

     (a) any Debt for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating such indebtedness) in the necessary amount shall have been deposited in trust with a trustee or proper depository either at or before maturity or redemption date thereof; or

     (b) guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers of merchandise, equipment or services or guarantees other than guarantees of indebtedness for borrowed money.

      "GROUP OF LOANS" means, at any time, a group of Loans consisting of
(i) all Loans which are Base Rate Loans at such time and (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

      "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

      "INDEMNITEE" has the meaning set forth in Section 9.03(b).

      "INDENTURES" means (i) the Indenture dated as of December 21, 1998 between the Borrower and Harris Trust and Savings Bank, as trustee, (ii) the Indenture dated as of September 22, 1998 between the Borrower and Harris Trust and Savings Bank, as trustee and (iii) the Indenture dated as of August 1, 1993, between the Borrower and First Trust of New York, National Association, as successor trustee.

      "INFORMATION" means, collectively, (i) the information provided to the Banks in connection with the waiver dated as of September 29, 1999 to the Existing Credit Agreement and (ii) the information presented to the Banks at meetings in New York City on October 4, 1999 and October 18, 1999 among the Borrower and certain financial institutions.

      "INTEREST PERIOD" means, with respect to each Euro-Dollar Loan, the period commencing on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

     (c) no Interest Period may end after the Maturity Date.

      "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

      "INVESTMENT" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise. Any repurchase by the Borrower of its own capital stock shall not constitute an Investment for purposes of this Agreement. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal, to the fair market value of such property at the time of such transfer or exchange.

      "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

      "LIFO ADJUSTMENTS" means, for any period, the net adjustment to costs of goods sold for such period required by the Borrower's LIFO inventory method, determined in accordance with generally accepted accounting principles.

      "LOAN" means a Base Rate Loan or a Euro-Dollar Loan and "LOANS" means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

      "LOAN DOCUMENTS" means this Agreement, the Notes and the Collateral Documents.

      "LONDON INTERBANK OFFERED RATE" has the meaning set forth in Section 2.04(b).

      "LPG COMMITMENT" means the Commitment with Respect to Investment in Rite Aid Corporation dated October 18, 1999 between the Borrower and Green Equity Investors III.

      "LPG TRANSACTION" means the purchase and sale of 3,000,000 shares of 8% Convertible Pay-In-Kind Preferred Stock of the Borrower for a purchase price of $100.00 per share pursuant to the LPG Commitment.

      "MATERIAL FINANCIAL OBLIGATIONS" means (i) a principal or face amount of Debt (except Debt outstanding hereunder) and/or (ii) payment or collateralization obligations in respect of Derivatives Obligations and/or
(iii) payment or collateralization obligations in respect of leases (other than Capital Leases, which are Debt) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

      "MATERIAL PLAN" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

      "MATURITY DATE" means November 1, 2000.

      "MORGAN" means J.P. Morgan Ventures Corporation, a Delaware corporation and its successors.

      "MORGAN PRO RATA EXPOSURE" means the Loans.

      "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

      "NET CASH PROCEEDS" means, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (including, when received, any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Sale), less (x) any investment banking and underwriting fees and any other expenses reasonably incurred by such Person in respect of such Reduction Event and (y) if such Reduction Event is an Asset Sale, (I) the amount of any Debt secured by a Lien on any asset disposed of in such Asset Sale and discharged from the proceeds thereof and
(II) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale.

      "1999 FACILITY" means the $1,300,000,000 Term Loan Agreement dated as of the date of this Amended Agreement among Rite Aid Corporation, the banks listed therein and Morgan Guaranty Trust Company of New York, as administrative agent thereunder.

      "1999 EXPOSURES" means the undrawn commitments and/or the outstanding loans under the 1999 Facility.

      "1999 LOAN DOCUMENTS" means the "Loan Documents" as defined in the 1999 Facility.

      "NOTES" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "NOTE" means any one of such promissory notes issued hereunder.

      "NOTICE OF INTEREST RATE ELECTION" has the meaning set forth in
Section 2.07.

      "PARENT" means, with respect to any Bank, any Person controlling such Bank.

      "PARTICIPANT" has the meaning set forth in  Section 9.06(b).

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "PCS" means PCS Holding Corporation, a Delaware corporation, and its successors.

      "PCS EVENT" means (i) the sale or other disposition of capital stock of PCS (or of any non-cash proceeds thereof) or (ii) any sale, lease or other disposition by PCS or any of its Subsidiaries of any asset which would constitute an Asset Sale but for clause (i) of the definition of such term.

      "PCS PLEDGE AGREEMENT" means the PCS Pledge Agreement dated as of October 25, 1997 between the Borrower and Morgan Guaranty Trust Company of New York, as agent thereunder.

      "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

      "PLEDGE AGREEMENTS" means the drugstore.com Pledge
Agreement and the PCS Pledge Agreement.

      "PRICING SCHEDULE" means the Schedule attached hereto identified as such.

      "PRIME RATE" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

      "PRO RATA CREDIT AGREEMENT" means the $1,000,000,000 Amended and Restated Credit Agreement dated as of July 19, 1996 and amended and restated as of October 25, 1999 among the Borrower, the banks listed therein and Morgan Guaranty Trust Company of New York, as administrative agent thereunder.

      "PRO RATA EXPOSURES" means, collectively, the Pro Rata Credit Agreement, the Prudential Pro Rata Exposure and the Morgan Pro Rata Exposure.

      "PRUDENTIAL PRO RATA EXPOSURE" means the 7.30% Senior Secured Notes due February 28, 2002 issued by Finco, Inc. and guaranteed by the Borrower.

      "QUARTERLY DATE" means the last day of each Quarterly Period.

      "QUARTERLY PERIOD" means a three-month period consisting of (i) February, March and April, (ii) May, June and July, (iii) August, September and October or (iv) November, December and January.

      "REDUCTION EVENT" means the receipt on or after October 15, 1999 by the Borrower or a Subsidiary of proceeds of (i) a PCS Event, (ii) a Capital Markets Transaction or (iii) an Asset Sale.

      "REFERENCE BANKS" means the principal London offices of Citibank, N.A., Bank of America, N. A. and Morgan Guaranty Trust Company of New York.

      "REGULATION T, U OR X" means Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "REQUIRED BANKS" means at any time Banks having more than 50% of the aggregate amount of the Credit Exposures.

      "RESTRICTED PAYMENT" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock (other than such payments in connection with employee benefit plans in the ordinary course of business).

      "SALE AND LEASEBACK TRANSACTION" has the meaning set forth in Section
5.09.

      "SEC" means the Securities and Exchange Commission, or any Person succeeding to its functions under the Securities Exchange Act of 1934, as amended.

      "SECURED DEBT" means Debt which is secured by a Lien on property of the Borrower or any Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other papers arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

      "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary or any group of Subsidiaries having consolidated assets, individually or in the aggregate, equal to or greater than 8% of the consolidated assets of the Borrower and its Consolidated Subsidiaries at such time.

      "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

      "SUPER-MAJORITY BANKS" means at any time Banks having at least 90% of the aggregate amount of the Credit Exposures.

      "SYNTHETIC LEASE" means a lease which is treated as an operating lease under generally accepted accounting principles but as ownership of the leased asset by the lessee for purposes of the Internal Revenue Code.

      "TEMPORARY CASH INVESTMENT" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P (as defined in the Pricing Schedule) and P-1 by Moody's (as defined in the Pricing Schedule), (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000,
(iv) repurchase agreements with respect to securities described in clause
(i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary or (v) money market mutual funds at least 90% the assets of which are held in Investments referred to in clauses (i) through (iv) above (except that the maturities of certain Investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the Investments of such money market mutual fund is less than one year).

      "TOTAL CAPITAL" means, at any date, the sum of Consolidated Debt and Consolidated Net Worth, each determined as of such date.

      "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

      "UNITED STATES" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

      "WHOLLY-OWNED CONSOLIDATED SUBSIDIARY" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

      SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

      SECTION 1.03. Other Definitional Provisions. References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.01 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include" or "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that amendments, modifications or supplements to the 1999 Loan Documents or the Pro Rata Facilities shall be effective for purposes of references thereto in the Loan Documents only if such amendments are consented to in writing for such purpose by the Super-Majority Banks. References to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.


                                 ARTICLE 2
                                THE CREDITS

      SECTION 2.01. Initial Outstandings. On the date hereof, $300,000,000 principal amount is outstanding as a Base Rate Loan made by Morgan. Neither Morgan nor any other Bank has any commitment hereunder to extend additional credit, on a revolving basis or otherwise.

      SECTION 2.02. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

      (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "NOTE" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

      (c) Upon receipt of each Bank's Note pursuant to Section 3.01(d), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

      SECTION 2.03. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

      SECTION 2.04. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable monthly in arrears on the last day of each calendar month and on the Maturity Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

      (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the applicable London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

      The "LONDON INTERBANK OFFERED RATE" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

      (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan and (ii) the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

      (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

      (e) Each Reference Bank party hereto agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

      SECTION 2.05. Method of Electing Interest Rates. (a) The Loans included in each Group of Loans shall bear interest initially at the type of rate specified by the Borrower in the Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.05(d) and the provisions of Article 8), as follows:

              (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

              (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or may elect to continue such Loans as Euro-Dollar Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 2.09 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

      Each such election shall be made by delivering a notice (a "NOTICE OF INTEREST RATE ELECTION") to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $100,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

     (b)   Each Notice of Interest Rate Election shall specify:

              (i) the Group of Loans (or portion thereof) to which such notice applies;

              (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.05(a);

              (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

              (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

      Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.05(a) the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

     (d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $100,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

     (e) If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

      SECTION 2.06. Reduction Events; Mandatory Prepayments. (a) In the event that the Borrower or any of its Subsidiaries shall at any time, or from time to time, receive any Net Cash Proceeds of any Reduction Event,
(x) the Borrower shall, not later than the Domestic Business Day following the date of receipt of such Net Cash Proceeds, notify the Agent of such fact and of the amount of such Net Cash Proceeds, (y) the Borrower shall, not later than the Domestic Business Day following the date of receipt of such Net Cash Proceeds, cause the same to be transferred to the Administrative Agent to be held in an escrow account pending application in accordance with the provisions of this Agreement, the Pro Rata Credit Agreement and the 1999 Facility and (z) the Borrower shall, on the third Euro-Dollar Business Day following the date of receipt of such Net Cash Proceeds, apply an amount equal to the largest multiple of $1,000,000 which does not exceed the amount of such Net Cash Proceeds to reduction of the 1999 Exposures and/or the Pro Rata Exposures in accordance with the following provisions of this Section:

              (i) if the amount of the Net Cash Proceeds in respect of any Reduction Event is less than $5,000,000, then, unless the Required Banks (as defined in the Pro Rata Credit Agreement) otherwise elect, the application thereof shall be deferred until receipt of proceeds such that, together with all other such amounts received and not previously applied, the amount of such Net Cash Proceeds is equal to at least $5,000,000;

              (ii) if such Reduction Event is a PCS Event, such Net Cash Proceeds shall FIRST be applied ratably to reduce the 1999 Exposures, until the same shall have been reduced to zero, then SECOND shall be applied ratably to reduce the Tranche A Exposures (as defined in the Pro Rata Credit Agreement) until the Tranche A Exposures (as defined in the Pro Rata Credit Agreement) shall have been reduced to zero and then THIRD applied in accordance with paragraph (iv) below;

              (iii) if such Reduction Event is a Capital Markets
      Transaction, such Net Cash Proceeds shall first be applied ratably to reduce the 1999 Exposures, subject to Section 2.09(a)(ii) of the 1999 Facility, until the same shall have been reduced to zero, and then applied in accordance with paragraph (iv) below;

              (iv) if such Reduction Event is not covered by paragraph (ii) or (iii) above, or if there are Net Cash Proceeds in excess of those applied in accordance with paragraphs (ii) and (iii) above, such Net Cash Proceeds shall first be applied ratably to the Pro Rata Exposures until the Pro Rata Exposures shall have been reduced to zero, and then ratably to prepay loans outstanding under the 1999 Facility;

              (v) the ratable application of Net Cash Proceeds to the Pro Rata Credit Agreement based upon the full amount of the Credit Exposures (as defined in the Pro Rata Credit Agreement) at the relevant time; and

              (vi) Net Cash Proceeds applied to the Credit Exposures pursuant to paragraph (iv) above shall be applied ratably to prepay the outstanding Loans of the Banks;

     (b) Upon receipt from the Borrower of a notice pursuant to Section 2.06(a)(y) the Administrative Agent will promptly notify each Bank of the contents thereof, and of the date of the related reduction required hereunder. Any required prepayment shall be made together with accrued interest on the amount prepaid, and shall be applied first to the Group of Base Rate Loans and then to such outstanding Groups of Euro-Dollar Loans the Borrower may elect in such notice, or failing such election as the Administrative Agent may determine in its discretion.

     (c) Amounts held by the Administrative Agent in escrow pending application as contemplated by this Section 2.06 shall be invested upon the instruction of the Borrower in Temporary Cash Investments for the account of the Borrower.

     (d) It is expressly understood and agreed that the provisions of this
Section 2.06 are not intended to, and do not, create a Lien in any Net Cash Proceeds (except to the extent the same represent proceeds of Collateral).

     (e) Net Cash Proceeds of a Reduction Event received by the Borrower or a Subsidiary prior to the date hereof shall be deemed for purposes of this Section to have been received on the date hereof.

      SECTION 2.07. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Loans to Section 2.09, the Borrower may (i) upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing or (ii) upon at least three Euro-Business Days' notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

     (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

      SECTION 2.08. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

      (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

      SECTION 2.09. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to
Section 2.04(c) or if the Borrower fails to prepay, continue or convert any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.05(c), 2.06(b) or 2.07(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, continue or convert, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of clearly demonstrable error.

      SECTION 2.10. Computation of Interest. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

      SECTION 2.11. Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro- Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice, and
(y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

      "EURO-DOLLAR RESERVE PERCENTAGE" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).


                                 ARTICLE 3
                                 CONDITIONS

      SECTION 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

     (a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

     (b) receipt by the Administrative Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.02;

     (c) receipt by the Administrative Agent of (i) a letter from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Borrower, permitting the Banks to rely on their opinion delivered pursuant to the Pro Rata Credit Agreement and (ii) an opinion of Elliot S. Gerson, General Counsel of the Borrower, covering such matters relating to the transactions contemplated hereby as the Required Banks may be reasonably request;

     (d) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Required Banks may reasonably request; and

     (e) receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement, the Pledge Agreements and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

            On and after the Effective Date, the Demand Note shall be superseded by the terms of this Agreement and the Notes issued hereunder, and the indebtedness evidenced and governed by the Demand Note shall on and after the Effective Date be evidenced and governed by this Agreement and the Notes.


                                 ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants that:

      SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any Subsidiary or any other material agreement, instrument, judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary pursuant to any such agreement, instrument, judgment, injunction, order or decree (other than the Liens created by the Pledge Agreements).

      SECTION 4.03. Binding Effect. This Agreement and each Pledge Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

      SECTION 4.04. Financial Information. Except as disclosed in the
Information:

      (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of February 27, 1999 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick LLP and set forth in the Borrower's 1999 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

      (b) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of May 29, 1999 and the related consolidated statements of income and cash flows for the fiscal period then ended, set forth in the Borrower's quarterly report on Form 10-Q for the fiscal quarter then ended, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal period, subject to normal year-end adjustments.

      (c) Since May 29, 1999, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

      SECTION 4.05. Full Disclosure. All financial statements and other documents furnished by the Borrower to the Banks in connection with this Agreement, including the Information, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect the business, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries or the Borrower's ability to perform its obligations under this Agreement.

      SECTION 4.06. Litigation. Except as disclosed in the Borrower's 1999 Form 10-K, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity or enforceability of any Loan Document.

      SECTION 4.07. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

      SECTION 4.08. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns, and the Borrower and its Significant Subsidiaries have filed all other material tax returns, which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Significant Subsidiary except where the payment of any such taxes is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

      SECTION 4.09. Subsidiaries. Each of the Borrower's corporate Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      SECTION 4.10. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

      SECTION 4.11. Year 2000 Compliance. The Borrower has (i) initiated a review and assessment of all areas within the business and operations of the Borrower and each of its Subsidiaries (including those areas affected by suppliers and vendors) that could be adversely affected by the "YEAR 2000 PROBLEM") (that is, the risk that computer applications used by it or any of its Subsidiaries (or their respective supplier and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis and (iii) to date, implemented such plan in accordance with such timetable. The Borrower reasonably believes that all computer applications that are material to the business or operations of the Borrower or any of its Subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and from and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

      SECTION 4.12. Pledge Agreements. The representations and warranties of the Borrower set forth in each Pledge Agreement are true and correct.


                                 ARTICLE 5
                                 COVENANTS

      The Borrower agrees that, so long as any amount payable under any Note remains unpaid:

      SECTION 5.01. Information. The Borrower will deliver to each of the
Banks:

      (a) as soon as available and in any event within 90 days (or within such longer period of time, not greater than 120 days, to which the SEC may extend the filing deadline for the Borrower's Annual Report on Form 10-K) after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification by KPMG Peat Marwick LLP or other independent public accountants of nationally recognized standing;

      (b) as soon as available and in any event within 45 days (or (x) in the case of the fiscal quarter most recently ended prior to the date hereof, within 65 days or (y) in the case of any subsequent fiscal quarter, within such longer period of time, not greater than 60 days, to which the SEC may extend the filing deadline for the Borrower's Quarterly Report on Form 10-Q) after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

      (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections
5.08 to 5.15, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

      (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

      (e) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

      (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

      (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

      (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

      (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

      Information required to be delivered pursuant to Section 5.01(a), 5.01(b), 5.01(f) or 5.01(g) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Banks that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and
(ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(a), 5.01(b), 5.01(f) or 5.01(g) to any Bank which requests such delivery.

      SECTION 5.02. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons prior to the time such claims or demands give rise to a Lien upon any of its property or assets, and (ii) all material taxes, assessments and governmental charges or levies upon it or its property or assets, except where any of the items in clause (i) or (ii) above may be contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary, as the case may be, shall have set aside on its books, in accordance with generally accepted accounting principles, appropriate reserves, if any, for the accrual of any such items.

      SECTION 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

      (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

      SECTION 5.04. Conduct of Business and Maintenance of Existence. Except as otherwise permitted in this Agreement, the Borrower will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Significant Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary (except where such Significant Subsidiary merges into the Borrower or any other Subsidiary) to preserve, renew and keep in full force and effect their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

      SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

      SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

      SECTION 5.07. Restriction on Other Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement which imposes a limitation on incurrence by the Borrower and its Subsidiaries of Liens that is more restrictive than the limitation on Liens set forth in this Agreement (other than agreements with respect to Debt secured by Liens permitted by Section 5.10(a) containing restrictions on the ability to transfer or grant Liens on the assets securing such Debt and other than customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing and customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business) or which imposes other covenants more restrictive than those set forth in this Agreement.

      SECTION 5.08. Restriction on Debt of Subsidiaries. The Borrower will not permit any Subsidiary to create, issue, incur, assume, or in any other way become liable for any unsecured Debt unless immediately prior thereto the Borrower would be entitled under Section 5.10(e) to create Secured Debt not specifically permitted under Section 5.10 but for subsection (e) thereof in an amount equal to such Debt; provided that the foregoing restriction shall not prevent (i) any Subsidiary from becoming liable to the Borrower or to a Wholly-Owned Consolidated Subsidiary for Debt or (ii) the extension, renewal or refunding of any Debt of any Subsidiary so long as Consolidated Debt is not thereby increased.

      SECTION 5.09. Restriction on Sales with Leases Back. Except for a sale or transfer by a Subsidiary to the Borrower or a Wholly-Owned Consolidated Subsidiary, the Borrower will not, and will not permit any Subsidiary to, sell or transfer any manufacturing plant, warehouse, retail store or equipment now or hereafter owned and operated by the Borrower or a Subsidiary, with the intention that the Borrower or any Subsidiary take back a lease thereof, except a lease for a period, including renewals, not exceeding 24 months, by the end of which period it is intended that the use of such property or equipment by the lessee will be discontinued (any such transaction being herein referred to as a "SALE AND LEASEBACK TRANSACTION"); provided that, notwithstanding the foregoing, the Borrower or any Subsidiary may enter into a Sale and Leaseback Transaction if the Borrower or a Subsidiary would be entitled under Section 5.10(e) to create Secured Debt not specifically permitted under Section 5.10 but for Section 5.10(e) in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction; provided further that, notwithstanding the foregoing, the Borrower or any Subsidiary may enter into a Sale and Leaseback Transaction if entered into in respect of property acquired by the Borrower or a Subsidiary if such Sale and Leaseback Transaction is entered into within 24 months from the date of such acquisition; and provided still further that, notwithstanding the foregoing, the Borrower or any Subsidiary may enter into a Sale and Leaseback Transaction so long as the Net Cash Proceeds thereof are applied as contemplated by Section 2.06.

      SECTION 5.10. Restriction on Liens. The Borrower will not, and will not permit any Subsidiary to, create, issue, incur, assume or guarantee any Secured Debt; provided that the foregoing covenant shall not apply to the following:

      (a) (i) Any Lien on any property acquired or constructed by the Borrower or a Subsidiary and created contemporaneously with, or within 24 months after, such acquisition or the completion of such construction and commencement of full operation of such property, whichever is later, to secure or provide for the payment of any part of the purchase or construction price of such property, or (ii) the acquisition by the Borrower or a Subsidiary of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Borrower or such Subsidiary, or (iii) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired; provided that the Lien does not spread to other property except unimproved real property previously owned upon which any new construction has taken place and subsequent additions to such acquired or constructed property;

      (b) Any Lien created for the sole purpose of extending, renewing or refunding, in whole or part, any Lien permitted by this Section 5.10 or any Lien securing the Debt of the Borrower or of any Subsidiary on the date of this Agreement or of a corporation at the time such corporation becomes a Subsidiary, or any extensions, renewals or refundings of any such Lien; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding Lien shall be limited to all or that part of the same property which secured the Debt so extended, renewed or refunded;

      (c) Any Secured Debt of a Subsidiary owing to the Borrower or a Wholly-Owned Consolidated Subsidiary;

      (d) Any Lien created by the Loan Documents, the Pro Rata Credit Agreement or the 1999 Loan Documents; and

      (e) Secured Debt of the Borrower and its Subsidiaries which would otherwise be prohibited by the foregoing restrictions (not including Secured Debt permitted to be secured under subsections (a) through (d) above) so long as the sum of any such Secured Debt hereafter incurred and outstanding at the time plus Attributable Debt of the Borrower and any Subsidiaries in respect of Sale and Leaseback Transactions hereafter entered into and outstanding at the time (excluding Attributable Debt incurred in respect of any Sale and Leaseback Transaction (i) entered into in respect of property acquired by the Borrower or a Subsidiary not more than 24 months prior to the date such Sale and Leaseback Transaction is entered into or (ii) if the Borrower, within 120 days before or after such Sale and Leaseback Transaction is entered into applies an amount equal to the greater of (A) the net proceeds of the sale of the property so sold and leased back or (B) the fair market value of such property at the date such arrangement is entered into to the retirement of Secured Debt (other than at maturity or pursuant to any mandatory payment provision) or to reduction of the Commitments) plus unsecured Debt of any Subsidiary hereafter incurred and outstanding at the time (excluding unsecured Debt incurred through the extension, renewal or refunding of Debt of such Subsidiary where Consolidated Debt was not thereby increased and excluding any Debt owed to the Borrower or a Wholly-Owned Consolidated Subsidiary) does not at the time exceed 5% of Consolidated Net Tangible Assets.

      SECTION 5.11. Capital Expenditures. The aggregate amount of
Consolidated Capital Expenditures for any period set forth below shall not exceed the amount set forth below opposite such period:

            FISCAL YEAR ENDING ON            AMOUNT
            OR CLOSEST TO

            February 29, 2000                $620,000,000

            February 28, 2001                $295,000,000


      SECTION 5.12. Capitalization Leverage Ratio. At no time shall the ratio of (i) Consolidated Debt at such time to (ii) Total Capital at such time, exceed 0.695; provided that upon any sale of the capital stock of PCS, such maximum ratio shall be reset at the level which produces the result that the amount of additional Debt that the Borrower may incur within the limits of this ratio immediately after giving effect to such sale and the repayment of any Debt required in connection therewith is equal to the amount of additional Debt that the Borrower could incur within the limits of this ratio immediately before giving effect to such sale and the repayment of any Debt required in connection therewith.

      SECTION 5.13. Limitation on Debt. The Borrower will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except:

                  (a) Debt under this Agreement, the Pro Rata Credit
            Agreement or the 1999 Facility;

                  (b)  Debt outstanding on December 2, 1999;

                  (c) Debt incurred to refinance Debt referred to in clause
            (a) or clause (b) above, provided that the amount thereof that is at the time outstanding or committed is not increased and the maturity thereof is not shortened; and

                  (d) Debt not permitted by clauses (a), (b) and (c) above
            in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

      SECTION 5.14. Fixed Charge Coverage. At no time during any period set forth below shall the Fixed Charge Coverage Ratio be less than the ratio set forth below opposite such period:


            FISCAL QUARTER ENDING
            ON OR CLOSEST TO        RATIO

            November 30, 1999       1.35
            February 29, 2000       1.30
            May 31, 2000 and        1.25
                 thereafter

      SECTION 5.15. Limitation on Investments and Acquisitions. (a) Neither the Borrower nor any Consolidated Subsidiary will make or acquire any Investment in any Person other than:

              (i) Investments in Consolidated Subsidiaries; provided, that Investments (exclusive of inter-company payables owing to the Borrower or a Subsidiary arising from cash management transactions in the ordinary course of business) in PCS, whether existing on the date hereof or hereafter made, may be made only by the Borrower and only in the form of a contribution to the capital of PCS and without issuance of additional shares of capital stock therefor, and provided further that no such Investment may be made in any Subsidiary of PCS except by PCS or another Subsidiary of PCS;

              (ii) Temporary Cash Investments;

              (iii) Investments received as consideration for sale or other disposition of the capital stock of PCS or drugstore.com permitted by
      Section 5.16;

              (iv) Investments in drugstore.com existing on the date hereof; and

              (v) Any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (c) does not exceed 10% of Consolidated Net Worth.

      (b) The Borrower will not, and will not permit any Subsidiary to, consummate any Business Acquisition to the extent that the aggregate consideration paid or payable by the Borrower or any Subsidiary in connection with all such Business Acquisitions on or after the Closing Date would exceed $15,000,000.

      SECTION 5.16. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person,
(ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person or (iii) sell, lease or otherwise transfer any Collateral to any other Person; provided that (x) the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (y) the Borrower may sell or otherwise dispose of the capital stock of PCS or drugstore.com, in whole but not in part, so long as the consideration therefor is not less than the fair market value of such capital stock and shall consist solely of a combination of cash and publicly traded securities payable and deliverable at the closing of such sale.

      SECTION 5.17. Use of Proceeds. The proceeds of the Loans outstanding under this Agreement were used by the Borrower for its general corporate purposes. No such use of proceeds was or will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "MARGIN STOCK" within the meaning of Regulation U.

      SECTION 5.18. Restricted Payments. After the date hereof, neither the Borrower nor any Subsidiary will declare or make any Restricted Payment.

      SECTION 5.19. Synthetic Leases. Neither the Borrower nor any Subsidiary will enter into any Synthetic Lease if, after giving effect thereto, the aggregate amount financed under all Synthetic Leases entered into in any period of twelve consecutive calendar months commencing after the date hereof would exceed $35,000,000.


                                 ARTICLE 6
                                  DEFAULTS

      SECTION 6.01. Events of Default. If one or more of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing:

      (a) the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within five days of the due date thereof any interest, fees or other amount payable hereunder;

      (b) the Borrower shall fail to observe or perform (i) any covenant contained in Sections 5.08 to 5.19, inclusive or (ii) any covenant contained in Section 3(b) or 5(b) of the Pledge Agreement;

      (c) the Borrower shall fail to observe or perform any covenant or agreement contained in the Loan Documents (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

      (d) any material representation, warranty, certification or statement made (or deemed made) by the Borrower in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

      (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

      (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Financial Obligations or enables (or, if such event or condition does not otherwise give rise to a Default hereunder, which with the giving of notice or lapse of time or both would enable) the holder of such Material Financial Obligations or any Person acting on such holder's behalf to accelerate the maturity thereof;

      (g) the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

      (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

      (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

      (j) a judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

      (k) any Lien created by either Pledge Agreement shall at any time fail to constitute a valid and (to the extent required by such Pledge Agreement) perfected Lien on all of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or the Borrower shall so assert in writing; or

      (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower; then, and in every such event, the Administrative Agent shall if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

      SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                 ARTICLE 7
                          THE ADMINISTRATIVE AGENT

      SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

      SECTION 7.02. Administrative Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under the Loan Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

      SECTION 7.03. Action by Administrative Agent. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6 and in the Pledge Agreement.

      SECTION 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      SECTION 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or any of them in connection herewith (i) with the consent or at the request of the Required Banks (or such other number or percentage of Banks as may be specified in the Loan Documents for particular purposes) or (ii) in the absence of its or their own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

      SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Credit Exposure, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

      SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

      SECTION 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, with (so long as no Default shall have occurred and be continuing) the consent of the Borrower, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

      SECTION 7.09. Administrative Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.


                                 ARTICLE 8
                          CHANGE IN CIRCUMSTANCES

      SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

     (a) the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the London interbank market for such Interest Period, or

     (b) Banks having 50% or more of the aggregate amount of the Credit Exposures advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended, and each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.

      SECTION 8.02. Illegality. (a) If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

      (b) If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

      SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement with respect to which such Bank is entitled to compensation for the relevant Interest Period under Section 2.11), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans or its Note and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

      (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

      (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

      SECTION 8.04. Taxes. (a) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and
(iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

      (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as "OTHER TAXES").

      (c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

      (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "TAXES" as defined in Section 8.04(a).

      (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

      (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

      SECTION 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

     (a) all Loans of such Bank which would otherwise be continued as or converted into Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

     (b) after each of its Euro-Dollar Loans has been converted to a Base Rate Loan, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.


                                 ARTICLE 9
                               MISCELLANEOUS

      SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or
Article 8 shall not be effective until received.

      SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 9.03. Expenses; Indemnification. (a) The Borrower shall pay
(i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

      (b) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "INDEMNITEE") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

      SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note acquired pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

      SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change Section 9.04 or (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement,

      (b) Morgan Guaranty Trust Company of New York agrees that it will not enter into any amendment or waiver of any Collateral Document except with the consent of the Required Banks; provided that no such amendment or waiver shall, unless consented to by all the Banks, (i) alter in a manner adverse to the Banks the priorities specified in Section 13 of either Pledge Agreement or (ii) effect or permit a release of all or substantially all of the Collateral under either Pledge Agreement. Notwithstanding the foregoing, Collateral shall be released from the Lien of either of the Pledge Agreement from time to time as necessary to effect any sale of Collateral permitted by the Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release; provided that arrangements satisfactory to the Administrative Agent shall have been made for application of the cash proceeds thereof in accordance with Section 2.06 hereof and for the pledge of any non-cash proceeds thereof pursuant to the Collateral Documents.

      SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

      (b) Any Bank may at any time grant to one or more banks or other institutions (each a "PARTICIPANT") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05(a) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or
(d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

      (c) Any Bank may at any time assign to one or more banks or other institutions (each an "ASSIGNEE") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Bank, with (and subject to) notice to, and the subscribed consent of, the Borrower, so long as no Default shall have occurred and be continuing, and the Administrative Agent (such consent of the Borrower and the Administrative Agent not to be unreasonably withheld); provided that (i) if an Assignee is an affiliate of such transferor Bank or is a Bank prior to giving effect to such assignment, such notice shall be given but no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new
Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with
Section 8.04.

      (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

      (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

      SECTION 9.07. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

      SECTION 9.08. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      SECTION 9.09. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.



      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                              RITE AID CORPORATION


                              By:___________________________________
                                 Name:
                                 Title:

                              Address:    30 Hunter Lane
                                          Camp Hill, PA 17011
                              Attention:  Chief Financial Officer
                              Telephone No.: (717) 975-5750
                              Facsimile No.: (717) 975-3764
                              Website: www.riteaid.com


                              J.P. MORGAN VENTURES CORPORATION


                              By:___________________________________
                                 Name:
                                 Title:




                              MORGAN GUARANTY TRUST COMPANY OF
                                NEW YORK, as Administrative Agent


                              By:___________________________________
                                 Name:
                                 Title:

                              Address:    60 Wall Street
                                          New York, New York
                                          10260-0060
                              Attention:  Loan Department
                              Telex number: 177615